Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements, as listed below, of Sunrise Senior Living, Inc. of our report dated February 27, 2009, except for Paragraphs 4 and 5 of Note 11 and Paragraphs 3 through 6 and Paragraphs 8 and 11 of Note 25, as to which the date is March 26, 2009, with respect to the consolidated financial statements of Sunrise Senior Living, Inc. and our report dated February 27, 2009, with respect to the effectiveness of internal control over financial reporting of Sunrise Senior Living, Inc., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2008.

Registration
Statement
Number	Form	Description
333-05257	Form S-8	1995 Stock Option Plan, as amended, 1996 Directors’ Stock Option Plan, Stock Option Agreement entered into, effective January 4, 1995 by and between Sunrise Assisted Living, Inc. and David W. Faeder
333-38430	Form S-8	1996 Non-Incentive Stock Option Plan, as Amended
333-26837	Form S-8	1997 Stock Option Plan
333-57291	Form S-8	1996 Directors’ Stock Option Plan, as Amended
333-57293	Form S-8	1998 Stock Option Plan
333-78313	Form S-8	1999 Stock Option Plan
333-38432	Form S-8	2000 Stock Option Plan
333-61918	Form S-8	2001 Stock Option Plan
333-88570	Form S-8	2002 Stock Option and Restricted Stock Plan
333-61914	Form S-8	Employee Stock Purchase Plan
333-109228	Form S-8	2003 Stock Option and Restricted Stock Plan
333-120738	Form S-8	Employee Stock Purchase Plan
/s/ Ernst & Young LLP
McLean, Virginia
March 26, 2009